Exhibit 99.1

Press Release

Clear Choice Financial Inc. Announces Acquisition of Allstate Home Loans, Inc. by Bay Capital Subsidiary

TEMPE, Ariz.--(BUSINESS WIRE)--July 20, 2006--Clear Choice Financial, Inc. (OTCBB:CLRC - News) announced today that their wholly owned subsidiary, Bay Capital Corp. (“Bay”), completed the asset acquisition of Allstate Home Loans, Inc. (“Allstate”).

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Allstate, based in Irvine, California, posted more than $24 million in audited revenue in 2005. The current loan volume in Allstate’s pipeline is in excess of $28 million.

Darren Dierich, CFO of Clear Choice Financial Inc., said, “The Allstate Home Loans acquisition continues to demonstrate our strategy to develop synergistic opportunities that will position us for growth as a full-service, client-focused, financial solutions provider. As our previous acquisition of Bay Capital Corporation, closed May 31st of this year, similarly demonstrated, this acquisition will complement Clear Choice Financial’s overall business plan dramatically. Allstate’s committed management team, dedicated employees, and experience in the home loan industry made Allstate an ideal acquisition for Clear Choice Financial.”

Dierich continued, “On a consolidated basis, based on a proforma financial statement of all three companies, Clear Choice Financial Inc. would post approximately $50 million in total revenue for 2005. We are extremely pleased to have this level of cash flow at this early stage in Clear Choice Financial’s public history, and look forward to continuing to grow, both organically and via future acquisition strategies.”

Gregg Shanberg, President of Allstate, said, “We are excited about the future opportunity this partnership offers for our wholesale loan division. We believe the combined innovative loan products will enhance our client service nationally.” Shanberg went on to say, “With the back office support of Bay we will be able to offer increased service levels nationwide.”

About Clear Choice Financial

Clear Choice Financial, Inc. is a publicly traded company that specializes in assisting consumers with the settlement of unsecured debt through its debt resolution business unit. Clear Choice Financial, Inc. has acquired Bay Capital Corporation as part of the company’s strategy to build a comprehensive financial solutions organization with a national presence. Clear Choice Financial is based in Tempe, Arizona, and trades on the OTC Bulletin Board under the ticker symbol CLRC.OB. More information about Clear Choice Financial, Inc. can be found at the company Web site:

About Bay Capital Corporation

Bay Capital Corp. was acquired on May 31, 2006 by Clear Choice Financial, Inc., and is a wholesale and retail provider of residential mortgages. Founded in 2000, the Owings Mills, Maryland, based company currently has approximately 160 employees and posted revenues last year of approximately $25 million on a loan origination volume of over $750 million. Bay markets mortgage loan products, provides initial funding, gathers the loans into marketable pools, and then resells those pools to the investment community. Bay offers a large spectrum of mortgage products--from sub-prime and Alt-A through conventional--and is licensed to operate in 40 states including the District of Columbia. More information about Bay Capital Corporation can be found at the company Web site.

This news release contains forward-looking statements and discussion regarding results and operations in the future. Actual results and operations may vary and are subject to a number of risks including, the following: 1) the progress or completion of conditions required for the closing of any pending acquisitions; 2) national and regional economic conditions--especially those affecting interest rates and the mortgage industry in general; 3) our ability to attract and retain customers in the face of new and existing competition; 4) potential new laws and regulations that could have a material affect on our results and operations; 5) the adequacy of our financial reserves; 6) our continuing ability to comply with financial covenants and requirements within our lines of credit and other financing agreements; 7) the availability of and our ability to attract and retain experienced and proficient employees; 8) our ability to complete and integrate successfully acquisitions that we may announce from time to time; and 9) other risks described in our filings made from time to time with the Securities and Exchange Commission.

Contact:

Clear Choice Financial
Darren Dierich, 480-820-9766 ext. 212